Exhibit 99.2
Unaudited Pro Forma Consolidated Financial Statements
On March 19, 2025, SWK Holdings Corporation (“the Company”) entered into a purchase and sale agreement (the “Purchase and Sale Agreement”) with SCOF SPV I, LP, a Delaware limited partnership and an entity affiliated with Soleus Capital Management L.P. (the “Purchaser”) for the sale and assignment to Purchaser (the “Royalty Sale”) of the Company’s rights to receive royalties and other amounts payable or that may become payable under certain contracts to which SWK Funding LLC, a wholly owned subsidiary of the Company (“SWK Funding”), is a party, comprising the majority of the Company’s royalty portfolio for an aggregate purchase price of approximately $34.0 million.
The unaudited pro forma consolidated financial statements were derived from the Company’s historical consolidated financial statements for the respective periods. The unaudited pro forma consolidated balance sheet as of December 31, 2024 gives effect to the Royalty Sale as if they had occurred on December 31, 2024. The unaudited pro forma consolidated financial statements of operations for the year ended December 31, 2024 give effect to the Royalty Sale as if they had occurred on January 1, 2024.
The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable as of the date of this Current Report on Form 8-K to which these unaudited pro forma consolidated financial statements are included. Assumptions underlying the pro forma adjustments related to the Royalty Sale are described in the accompanying notes. The pro forma adjustments reflected herein are based on management’s expectations regarding the Royalty Sale. The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to indicate the results of operations of future periods or the results of operations that actually would have been realized had the Royalty Sale been executed on the dates or for the periods presented.
The unaudited pro forma consolidated financial statements should be read in conjunction with the audited December 31, 2024 consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K filed on March 20, 2025

Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2024
(in thousands except for par value and share amounts)

	As Reported	Transaction accounting adjustments - Royalty Sale	Pro Forma
Assets:
Current assets:
Cash and cash equivalents (1)	$5,927	$33,990	$39,917
Assets held for sale	6,398	—	6,398
Interest, accounts receivable and other receivables, net (2)	5,788	(1,865)	3,923
Other current assets	2,141	—	2,141
Total current assets	20,254	32,125	52,379

Finance receivables (3)	277,760	(33,541)	244,219
Collateral on foreign currency forward contract	2,750	—	2,750
Marketable investments	580	—	580
Deferred tax assets, net	23,484	—	23,484
Warrant assets	4,366	—	4,366
Property and equipment, net	48	—	48
Other non-current assets	2,993	—	2,993
Total assets	$332,235	$(1,416)	$330,819

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable and accrued liabilities	$2,810	$—	$2,810
Liabilities held for sale	1,255	—	1,255
Deferred income	1,500	—	1,500
Total current liabilities	5,565	—	5,565

Unsecured senior notes, net	31,412	—	31,412
Revolving credit facility	6,233	—	6,233
Other non-current liabilities	335	—	335
Total liabilities	43,545	—	43,545

Commitments and contingencies (Note 6)

Stockholders' equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,497,770 shares issued and outstanding	12	—	12
Additional paid-in capital	4,419,991	—	4,419,991
Accumulated deficit(4)	(4,131,313)	(1,416)	(4,132,729)
Total stockholders' equity	288,690	(1,416)	287,274
Total liabilities and stockholders' equity	$332,235	$(1,416)	$330,819

Unaudited Pro Forma Consolidated Statements of Income
For the Year Ended December 31, 2024
(in thousands except for earnings per share amounts)

	As Reported	Transaction accounting adjustments - Royalty Sale	Pro Forma
Revenues:
Finance receivable interest income, including fees (1)	$40,787	$(6,470)	$34,317
Pharmaceutical development	3,616	—	3,616
Other	584	—	584
Total revenues	44,987	(6,470)	38,517

Costs and expenses:
Provision for credit losses (2)	12,756	305	13,061
Loss on impairment of intangibles assets	5,771	—	5,771
Interest expense	4,685	—	4,685
Pharmaceutical manufacturing, research and development expense	2,203	—	2,203
Change in fair value of acquisition-related contingent consideration	(4,900)	—	(4,900)
Depreciation and amortization expense	1,399	—	1,399
General and administrative expense	11,487	—	11,487
Income From Operations	$11,586	$(6,775)	$4,811

Other income (expense), net:
Unrealized net gain on warrants	$2,406	$—	$2,406
Net gain on Exercise of Warrants	445	—	445
Net loss on Marketable Investments	(266)	—	(266)
Realized gain on asset payoff	1,065	—	1,065
Gain on revaluation of finance receivable	2,495	—	2,495
Realized and unrealized foreign currency transaction gains (3)	641	1,229	1,870
Income before income tax expense	18,372	(5,546)	12,826
Income tax expense	4,884	—	4,884
Net income	13,488	(5,546)	7,942

Net income per share
Basic	$1.09	(0.45)	0.64
Diluted	$1.08	(0.45)	0.63
Weighted average shares outstanding
Basic	12,369	12,369	12,369
Diluted	12,451	12,451	12,451

Notes to Unaudited Pro Forma Consolidated Financial Statements
1. Basis of Pro Forma Presentation
The accompanying unaudited pro forma financial statements of the Company were prepared in accordance with Article 11 of Regulation S-X and are based on the historical consolidated financial information of the Company. The consolidated financial information has been adjusted in the accompanying pro forma financial statements to give effect to the disposition of the Company’s royalty assets
The unaudited pro forma consolidated balance sheet as of December 31, 2024 gives effect to the Royalty Sale as if it had occurred on December 31, 2024.
The unaudited pro forma consolidated financial statements of operations for the year ended December 31, 2024, give effect to the Royalty Sale as if it had occurred on January 1, 2024.
2. Adjustments to the Pro Forma Consolidated Balance Sheet
Explanations of the adjustment to the pro forma consolidated balance sheet are as follows:
(1). The royalty sale gross consideration of $34.0 million.
(2). Interest receivable on sold royalty assets as of December 31, 2024.
(3). Net book value of sold royalty assets as of December 31, 2024.
3. Adjustments to the Pro Forma Consolidated Statement of Operations
Explanations of the adjustments to the pro forma consolidated statements of operations are as follows:
(1). To remove the income on sold royalty assets for the year ended December 31, 2024.
(2). To remove the provision for credit loss on sold royalty assets for the year ended December 31, 2024.
(3). To remove the impact of the foreign currency loss on sold royalty assets for the year ended December 31, 2024.

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